DYNAMICS RESEARCH CORPORATION
REPORTS FIRST QUARTER 2006 RESULTS
Andover, Mass.—May 2, 2006—Dynamics Research Corporation (Nasdaq: DRCO), a provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced operating results for the first quarter ended March 31, 2006.
Financial Results
Revenue for the first quarter of 2006 was $68.2 million, compared with $73.5 million for the same period a year ago. Operating income for the first quarter of 2006 was $2.8 million, or 4.1% of revenue, compared with $4.6 million, or 6.2% of revenue, for the first quarter a year ago.
Net income was $1.5 million, or $0.16 per diluted share, for the quarter ended March 31, 2006, compared with $2.1 million, or $0.23 per diluted share, for the first quarter of 2006. Diluted earnings per share includes a $0.02 effect of FAS 123R for the first quarter of 2006.
Business Highlights
“Revenues were lower than expected for the quarter due to a delayed start on a significant new task order awarded early in the quarter. Delays in contract awards and funding and slower than expected ramp-up on new contracts awarded also lowered revenues in the quarter. In addition, while awaiting award of a new contract with a significant customer we made the decision to continue performing work for this customer in order to avoid a break in service,” reported James P. Regan, DRC chairman, president and chief executive officer.
“Earnings were impacted by these factors and also by a higher than anticipated level of business development and bid and proposal activity during the quarter. We are continuing to make critical investments to position DRC for capturing new business opportunities, but continued award delays have caused us to re-examine our cost structure. To bring it back in line with current revenue expectations, we have taken the actions necessary to achieve the earnings guidance provided. The costs associated with these actions will be absorbed in the second quarter and the effects will be fully apparent in the earnings improvement we are projecting in the second half of the year.
“During the first quarter we received new and renewal business with a potential value of $78 million. Our new business awards during the quarter were $20 million compared with $43 million in all of 2005. We ended the quarter with funded backlog of $144 million. Funded bookings were $71 million for the quarter and our book to bill ratio was 1.0. Business development indicators remain strong. First year revenue awaiting award for new and follow on business was $141 million at the end of the quarter $98 million of which was new business, and we are consistently winning new business opportunities at targeted levels,” Regan added.
Company Guidance

The company estimates revenues in the range of $265 to $280 million and earnings per diluted share in the range of $0.65 to $0.79 for 2006. For the second quarter of the year the company expects to book revenues in the range of $64 to $66 million and report earnings per diluted share of $0.02 to $0.05.
Conference Call
The company will conduct a first quarter 2006 conference call on Wednesday, May 3, 2006 at 8:30 a.m. ET. The call will be available via telephone at (800) 458-9009, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #3661414, beginning at 10:00 a.m. ET May 3, 2006 through 11:59 p.m. ET May 10, 2006.
About Dynamics Research Corporation
DRC is headquartered in Andover, Massachusetts and has major offices in Vienna, Virginia and Fairborn, Ohio. The company has 27 additional field offices throughout the United States providing direct support to all branches of the Department of Defense and several state government agencies.
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For more than 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 289-1545

ATTACHMENT I
DYNAMICS RESEARCH CORPORATION
RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2006	2005

Contract revenue	$66,759	$71,839
Product sales	1,454	1,703

Total revenue	68,213	73,542

Cost of contract revenue	56,876	60,806
Cost of product sales	1,298	1,409
Selling, general and administrative expenses	6,556	6,021
Amortization of intangible assets	702	754

Total operating costs and expenses	65,432	68,990

Operating income	2,781	4,552
Interest expense, net	(569)	(1,086)
Other income	339	25

Income before provision for income taxes	2,551	3,491
Provision for income taxes	1,077	1,400

Net income (1)	$1,474	$2,091

Earnings per common share
Basic (1)	$0.16	$0.24
Diluted (1)	$0.16	$0.23

Weighted average shares outstanding
Basic	9,012,706	8,695,638
Diluted	9,396,644	9,220,103
(1) Includes $84, or $0.01 per common share, attributable to the cumulative effect of the change in accounting principle for the adoption of SFAS 123R.

ATTACHMENT II
DYNAMICS RESEARCH CORPORATION
CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)

Assets
Cash and cash equivalents	$2,970	$1,020
Accounts receivable, net	37,988	32,894
Unbilled expenditures and fees on contracts in process	52,743	60,210
Prepaid expenses and other current assets	2,876	1,483

Total current assets	96,577	95,607

Property, plant and equipment, net	12,523	12,252
Goodwill	63,055	63,055
Intangible assets, net	7,778	8,480
Other noncurrent assets	8,220	8,359

Total assets	$188,153	$187,753

Liabilities and stockholders’ equity
Current portion of long-term debt	$7,857	$10,170
Accounts payable	23,807	25,668
Deferred income taxes	17,855	19,825
Accrued payroll and employee benefits	18,109	18,761
Other accrued expenses	5,076	6,392

Total current liabilities	72,704	80,816

Long-term debt	21,314	15,242
Other long-term liabilities	17,490	17,508

Stockholders’ equity	76,645	74,187

Total liabilities and stockholders’ equity	$188,153	$187,753

ATTACHMENT III
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)

(dollars in thousands)
Contract revenues were earned from the following sectors:

	Three Months Ended
	March 31,
	2006	2005
National defense and intelligence agencies	$54,942	$56,014
Federal civilian agencies	7,311	9,215
State and local government agencies	4,276	5,694
Other	230	916

	$66,759	$71,839

Revenues by contract type as a percentage of contract revenue were as follows:

	Three Months Ended
	March 31,
	2006	2005
Time and materials	61%	55%
Cost reimbursable	21%	20%
Fixed price, including service-type contracts	18%	25%

	100%	100%

Prime contact	67%	70%
Sub-contract	33%	30%

	100%	100%

	Three Months Ended
	March 31,
	2006	2005

Net cash (used in) provided by operating activities	$(1,558)	$2,761

Capital expenditures	$1,061	$1,218

Depreciation	$790	$942

Bookings	$70,843	$94,442

	March 31,
	2006	2005

Funded backlog	$144,200	$186,273

Employees	1,744	1,933